Exhibit 4.8

ENGLISH SUMMARY OF THE FRAMEWORK LETTER
(ORIGINAL LANGUAGE – HEBREW)

BY AND BETWEEN

ELBIT VISION SYSTEMS LTD. ("EVS")
SCANMASTER SYSTEMS (IRT) LTD. ("SCANMANSTER")
(TOGETHER, THE "DEBTORS")

AND

BANK HAPOALIM LTD. (THE "BANK")

Dated May 27, 2010
(the “Letter”)

Description:
Letter pursuant to which Bank Hapoalim Ltd. (the "Bank"), within the framework of the sale of ScanMaster Ltd., consents to the sale of ScanMaster and EVS shares, sets the terms for the outstanding obligations of the Debtor's to the Bank and agrees to waive certain outstanding debts.

Guarantees
To guarantee the Debtors' debts to the Bank, both EVS and ScanMaster have created unlimited first ranking floating charges in favor of the Bank, on all of their assets and rights.

The Bank's prior written consent is required for any change in control or in structure in EVS and/or ScanMaster.

Bank Consent to Sale	The Bank consents to:

(i)	the sale of ScanMaster's shares (free of floating charge) held by EVS to David Gal ("Gal") and Ofer Sela ("Sela"), and;
(ii)	the purchase of Panoptes' shares held by ScanMaster by EVS, and;
(iii)	the transfer of EVS' shares held by M.S.N.D Real Estate Holdings Ltd. to Mr. Sam Cohen ("Cohen") and Mr. Yaron Menashe ("Menashe") for no compensation, and;
(iv)	to cancel the abovementioned charges;
subject to the fulfillment of the following conditions, in the aggregate, no later than June 30, 2010:
1.	Gal and Sela shall transfer USD $1,000,000 to ScanMaster at the date of the sale of the ScanMaster shares.
2.	Gal and Sela and/or ScanMaster shall pay EVS USD $250,000
3.	EVS shall transfer Gal and Sela the ScanMaster shares.
4.	Cohen and Menashe shall transfer USD $100,000 to EVS as a loan, as specified in the Owner's Loans section below.
5.
Cohen and Menashe shall consent to postponing the payment of their salaries up to an aggregate amount of USD $100,000, and this amount will be considered a loan as specified in the Owner's Loans section below.

6.	$112,000 held in EVS's account in the Bank and of $28,000 in ScanMaster's account, shall be applied to the repayment of your debts to the Bank, at the Bank's discretion.
7.	The Debtors shall undertake to sign agreements with the Bank which shall replace any previous agreement by no later than June 30, 2006
8.	The Debtors shall undertake to sign an agreement with Bank Leumi LeIsrael Ltd. settling their debts in that Bank no later than June 30, 2010.

Owner's Loans
As of the signing of the Agreement and until all of the Debtor's obligations to the Bank are repaid, the owner's loans will not be repaid without the Bank's prior written consent.

Notwithstanding the above, Cohen and Menashe shall be entitled to the repayment of their loan, subject to EVS fulfilling all of its obligations to the Bank, according to the following terms:

1.	In connection with the postponing of the payment of their salaries up to an aggregate amount of USD $100,000, this shall be repaid commencing July 2011 in 3 equal monthly payments.
2.	In connection with the USD $100,000 loan, this shall be repaid in one of the 2 following options:

a.	Commencing July 1, 2012 subject to the 5 Year Loan being repaid and USD $196,000 of principal out of the 10 Year Loan being repaid.
b.	Commencing 2013 subject to the fulfillment of the following conditions in the aggregate:

i.	60 days before the date of repayment, EVS shall request the Bank's consent for the repayment, along with a certified external auditor's confirmation
ii.	The Bank shall consent to the repayment subject to the auditor's confirmation confirming the fulfillment of the following conditions in the aggregate:

1.	Existence of net profit for distribution
2.	Existence of positive cash flow from ongoing operations
3.
The Repayment amount shall not exceed 50% of the net profit for distribution and/or the positive cash flow from ongoing operations, the lower of the two, and in any case shall not exceed the outstanding loan amount.

4.	The auditor's confirmation provides that EVS' tangible share capital is greater than zero.

Validity
This letter will be valid until no later than June 30, 2010, and if until this date, the conditions mentioned in the Bank Consent to the Sale section above are not fulfilled, the Bank's consent in connection with this letter is cancelled.